Exhibit 99.1

LEAPFROG APPOINTS JOANNA REES TO BOARD OF DIRECTORS

EMERYVILLE, Calif. – March 11, 2014 – LeapFrog Enterprises, Inc. (NYSE: LF) announced today that Joanna Rees has joined the company's board of directors.

“We are very excited that Joanna is joining our board,” said William Chiasson, LeapFrog Chairman. “Her experience in investing in, advising and building leading growth companies will be highly valuable to us as we continue to strengthen the business and broaden our portfolio with innovative new product categories that help children achieve their potential through fun and engaging play experiences that are filled with education and learning.”

Ms. Rees is a Managing Director of Soda Rock Partners where she serves as an investor, board member and senior advisor to several private high-growth companies and organizations. Previously, Ms. Rees founded and served as Managing Partner at VSP Capital where she served on the boards of more than 25 venture-backed companies across a broad range of industries. Ms. Rees brings expertise in marketing and strategy and has held several senior marketing management positions with Groupe Danone, a $20+ billion global consumer products firm, with her last position as head of New Product Development. In addition, Ms. Rees is both a senior moderator and senior mentor at the Aspen Institute and was a Henry Crown Fellow in 2002.

Ms. Rees is also active among entrepreneurs in the field of education. She currently serves on the board of NewSchools Venture Fund whose mission is to improve public K-12 education by supporting education entrepreneurs. She is an Adjunct Professor at Santa Clara University where she teaches Leadership in the Leavey School of Business. She earned her Masters of Business Administration degree from Columbia University and a Bachelors of Science degree from Duke University.

About LeapFrog

LeapFrog Enterprises, Inc. is the leader in educational entertainment for children. For nearly 20 years, LeapFrog has created award-winning learning solutions that combine educational expertise, innovative technology and a child’s love for fun. With experiences that are personalized to each child’s level, LeapFrog helps children achieve their potential through LeapFrog’s proprietary learning tablets, learn to read and write systems, interactive learning toys and more, all designed or approved by LeapFrog’s full-time in-house team of learning experts. LeapFrog’s Learning Path, the ultimate guide for parents on early childhood, is designed specifically to help support and guide their child's learning with personalized ideas and feedback, fun activities and expert advice. LeapFrog is based in Emeryville, California, and was founded in 1995 by a father who revolutionized technology-based learning solutions to help his child learn how to read. Learn more at www.leapfrog.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the ability of our directors to contribute to our Board and the Company and our ability to bring certain products to market. Our actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that could cause our results to differ include highly changeable consumer preferences and toy trends, our ability to achieve anticipated sales levels, particularly with respect to newly-launched products, the overall economic environment and its effect on retail business, the seasonality of our business, introductions of products that compete with our platforms by a variety of other companies, our ability to respond quickly and cost effectively to changes in manufacturing costs and in consumer demand for our products, our ability to manage operating expenses effectively, and our ability to provide high-quality experiences to consumers with all of our products and services. These risks and others are discussed under "Risk Factors" in our filings with the U.S. Securities and Exchange Commission, including our 2012 annual report on Form 10-K filed on March 11, 2013. All information provided in this release is as of the date hereof, and we undertake no obligation to update this information.

Contact Information

Investors:	Media:

Karen Sansot	Monica Ma
Investor Relations	Media Relations
(510) 420-4803	(510) 596-3437
ksansot@leapfrog.com	mma@leapfrog.com